Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated January 15, 2009
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P3C8

Principal Amount (in Specified Currency): $140,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: January 15, 2009

Original Issue Date: January 21, 2009

Stated Maturity Date: October 22, 2009

Initial Interest Rate: Three month LIBOR determined on January 16, 2009 plus 0.80%, accruing from January 21, 2009

Interest Payment Period: Quarterly

Interest Payment Dates: April 22, 2009, July 22, 2009 and on the Stated Maturity Date

Net Proceeds to Issuer: $139,958,000

Agents' Discount or Commission: 0.03%

Agents: Barclays Capital Inc.
	Citigroup Global Markets Inc.
Agents' Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): + 0.80%
Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: April 22, 2009

Interest Rate Reset Period: Quarterly

Interest Reset Dates: April 22 2009, July 22, 2009 and on the Stated
Maturity Date

Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:	 See below.

United States Federal Income Tax Considerations: For U.S. federal income tax purposes, the notes issued herein (the "Notes") will be treated as Short-Term Notes, with consequences as described in the section of the prospectus supplement dated March 7, 2006 called "Material United States Tax Considerations for U.S. Holders - Original Issue Discount - Short-Term Notes."

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of an Appointment Agreement dated September 14, 2007 and the Appointment Agreement Confirmation dated January 15, 2009 (collectively, the "Barclays Appointment Agreement") between TMCC and Barclays Capital Inc. ("Barclays"), Barclays, acting as principal, has agreed to purchase and TMCC has agreed to sell to Barclays $90,000,000 principal amount of the Notes (the "Barclays Notes") at 99.97% of such principal amount. Barclays will receive a discount or commission equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of the Third Amended and Restated Distribution Agreement dated March 7, 2006, between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global
Markets Inc. ("Citigroup"), Deutsche Bank Securities Inc., HSBC Securities
(USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation, as amended from time to time (the "Distribution Agreement"), Citigroup, acting as principal, has agreed to purchase and TMCC has agreed to sell to Citigroup $50,000,000 principal amount of the Notes (the "Citigroup Notes") at 99.97% of such principal amount. Citigroup will receive a discount or commission equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, which is incorporated by reference into the Barclays Appointment Agreement, the obligations of Barclays and Citigroup to purchase the Barclays Notes and the Citigroup Notes, respectively, are several and not joint, and in the event of a default by either Barclays or Citigroup, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of Barclays and Citigroup is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.